Exhibit 99.1

Contact:

Media:Avista 24/7 Media Access (509) 495-4174

Laurine Jue (509) 495-2510, laurine.jue@avistacorp.com

Investors:John Wilcox (509) 495-4171, john.wilcox@avistacorp.com

Sena Kwawu Nominated to Join Avista Corp. Board of Directors as Marc Racicot Retires from Board

SPOKANE, Wash.  March 10, 2021, 1:05pm PST: Avista Corp. (NYSE: AVA) announced that Sena Kwawu, age 52, has been nominated to join the Avista Corp. board of directors. Mr. Kwawu will stand for election by the shareholders and, if elected, will join the board effective May 11, 2021.

Mr. Kwawu is an operational & finance leader with more than 25 years of multifunctional experience in high growth and mature public companies across multiple industries. Currently Mr. Kwawu is senior vice president of operations at home services company Frontdoor, Inc. Prior to joining Frontdoor, Mr. Kwawu served as senior vice president of finance and business operations at Starbucks, where he led data management, call centers (internal and external) and the shared services organization. He joined Starbucks as the senior vice president of global supply chain finance and business operations. His career also includes global leadership roles with State Street Corporation, Genworth Financial and General Electric Company.

He holds a bachelor’s degree in business administration from George Washington University and an M.B.A. from the University of Michigan.

“We are excited for Sena to join Avista’s Board of Directors,” said Dennis Vermillion, Avista President and CEO. “He is a talented, high-impact leader who brings tremendous experience in strategic leadership, operational excellence and finance, with an added focus on continuous improvement and enhancing the customer experience. His depth of expertise and knowledge in these disciplines and other capabilities will be valuable to Avista.”

If elected, Mr. Kwawu will fill the vacancy created by the upcoming retirement of Marc Racicot, who has reached the mandatory retirement age (72) under the Company’s bylaws. Mr. Racicot’s retirement will become effective on May 11, 2021. Mr. Racicot has been a Director since 2009, and most recently has served on the Finance Committee, and the Environmental, Technology and Operations Committee of Avista’s Board.

“We are grateful for Marc’s leadership on Avista’s Board. For more than a decade, he has provided wise and strategic counsel as we’ve navigated through a steady pace of change in the energy industry, which has only been compounded by the ongoing challenges related to the COVID-19 pandemic. We appreciate Marc’s service and commitment to Avista and are thankful for his support over the years,” said Vermillion.

About Avista Corp.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 400,000 customers and natural gas to 367,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol "AVA."  For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista logo are trademarks of Avista Corporation.

SOURCE: Avista Corporation

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